Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited) *

Financial Data	Three Months Ended March 31,
(Data in $thousands, except per share amounts)	2004	2003

Revenues:
Oil and Gas	307,327	311,786
Other	555	887
Total	307,882	312,673

Operating Expenses:
Lease Operating	34,875	30,791
General & Administrative	17,232	13,372
Exploration	8,471	1,832
Dry hole and impairment	11,623	2,178
Depreciation, depletion and amortization	87,339	80,419
Production and other taxes	9,538	8,954
Transportation and other	5,125	7,293
Total	174,203	144,839

Operating Income	133,679	167,834

Interest:
Charges	(9,444)	(13,695)
Income	452	387
Capitalized	4,548	4,014
Total Interest Expense	(4,444)	(9,294)

Foreign Currency Transaction Gain (Loss)	(44)	226

Income Before Income Taxes	129,191	158,766

Income Tax Expense (Benefit)	57,551	66,123

Income Before Change in Accounting Principle	71,640	92,643

Change in accounting principle	—	(4,166)

Net Income	71,640	88,477

Basic earnings per share
Before change in accounting principle	1.13	1.52
Change in accounting principle	—	(0.07)

Basic earnings per share	1.13	1.45

Diluted earnings per share
Before change in accounting principle	1.12	1.44
Change in accounting principle	—	(0.07)

Diluted earnings per share	1.12	1.37

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	63,668	61,157
Diluted shares	64,213	65,128

Discretionary Cash Flow:
Net Income	71,640	88,477
Change in accounting principle	—	4,166
Depreciation, depletion and amortization	87,339	80,419
Deferred Taxes	1,439	17,001
Dry Hole and Impairment	11,623	2,178
Exploration	8,471	1,832
(Gains) Losses on Property Sales	(228)	62
Capitalized Interest	(4,548)	(4,014)
Other Noncash	2,041	5,220
Total	177,777	195,341

*   Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release